Exhibit (d)(105)
AMENDMENT NO. 4 TO INVESTMENT SUBADVISORY AGREEMENT
This Amendment to the Investment Subadvisory Agreement effective as of October 1, 1999 (the “Agreement”) by and among Vantagepoint Investment Advisers, LLC, a Delaware limited liability company (“Client”), Tukman Grossman Capital Management, Inc., a Delaware corporation (“Subadviser”), and The Vantagepoint Funds, a Delaware statutory trust shall be effective as of January 19, 2009.
     WHEREAS, the Client, Subadviser and The Vantagepoint Funds entered into the Agreement for the management of the Vantagepoint Growth Fund, a series of The Vantagepoint Funds;
     WHEREAS, the Client, Subadviser and The Vantagepoint Funds desire to further amend the Agreement as set forth below.
     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:
1. Section 6(b) Reconciliations. Section 6(b) of the Agreement is hereby amended and restated as follows:
     (b) Reconciliations. On a daily basis, reports of the Account’s portfolio holdings and market values will be made available to Subadviser and Subadviser shall report as promptly as possible on the same business day to the Custodian and to Client any discrepancies between the Custodian’s records and those of the Subadviser, including differences between the prices assigned to the securities in the Account and the prices that Subadviser believes should be assigned to them. In addition, Subadviser shall respond promptly to any request from Client for information needed to assist The Vantagepoint Funds in the valuation of any Account security, and to provide to Client such information as is in Subadviser’s possession. On a monthly basis, Subadviser shall reconcile security and cash positions, and market values to the Custodian’s records and report discrepancies to Client within ten (10) business days after the end of the month.
2. All other provisions of the Agreement, as previously amended, remain in full force and effect.
3. Unless otherwise defined in this Amendment, all terms used in this Amendment shall have the same meaning given to them in the Agreement.
4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT:

THE VANTAGEPOINT FUNDS, on behalf of the Vantagepoint Growth Fund

By:

Angela Montez, Secretary The Vantagepoint Funds

Date:	January __, 2009

Approved by:

Wayne Wicker, Chief Investment Officer Vantagepoint Investment Advisers, LLC

Date: January __, 2009

VANTAGEPOINT INVESTMENT ADVISERS, LLC

By:

Angela Montez, Assistant Secretary ICMA Retirement Corporation

Date:	January __, 2009

Approved by:

Wayne Wicker, Chief Investment Officer Vantagepoint Investment Advisers, LLC

Date: January __, 2009

TUKMAN GROSSMAN CAPITAL MANAGEMENT, INC.

By:

Title:

Date:	January __, 2009